Capital One Master Trust (RECEIVABLES)*	Exhibit 20.1

MONTHLY PERIOD: October 2007

1)	Beginning of the Month Principal Receivables:	$44,514,624,712.98
2)	Beginning of the Month Finance Charge Receivables:	$931,145,376.75
3)	Beginning of the Month AMF Receivables :	$59,612,969.25
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$45,505,383,059.05

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$44,134,458,530.26
16)	End of the Month Finance Charge Receivables:	$947,833,269.62
17)	End of the Month AMF Receivables	$58,924,996.05
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$45,141,216,795.93

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$38,512,357,605.02

22)	End of the Month Seller Percentage	12.74%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: October 2007

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	393,085	$621,800,678.67
	3)	60 - 89 days delinquent	274,029	$462,269,833.83
	4)	90+ days delinquent	574,935	$1,010,231,073.42

	5)	Total 30+ days delinquent	1,242,049	$2,094,301,585.92

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.64%

7)	Defaulted Accounts during the Month		163,646	$230,684,271.30

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			6.22%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: October 2007

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$8,806,124,056.51	19.35%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,900,393,008.71	17.75%

	3)	Prior Month Billed Finance Charges and Fees	$676,583,182.16
	4)	Amortized AMF Income	$32,219,808.14
	5)	Interchange Collected	$128,071,921.39
	6)	Recoveries of Charged Off Accounts	$73,866,738.50
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$910,741,650.19	24.55%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: October 2007

1)	Beginning Unamortized AMF Balance			$174,353,573.58
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$27,209,205.75
	4)	- Amortized AMF Income	$32,219,808.14
5)	Ending Unamortized AMF Balance			$169,342,971.19

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables